LOAN ASSIGNMENT

AGREEMENT

THIS LOAN ASSIGNMENT AGREEMENT, dated June 25, 2012 by and between XL FASHIONS, INC., a Delaware corporation ("Seller") and SEACOAST HOLDINGS (EFASHION), INC., a Delaware CORPORATION ("Buyer"). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to a Loan and Security Agreement originally dated as of April 18, 2008, as amended, supplemented or otherwise modified from time to time, including but not limited to by Amendment to Loan Documents dated March 9, 2011, April I, 2010, December 30, 2010, April 21, 2011 and June 14, 2011 (collectively, the "Loan Agreement") and the other Loan Documents (as hereinafter defined), Orix Venture Finance LLC (“Orix”) has made certain Loans (as defined in the Loan Agreement) to eFashion Solutions, LLC ("Borrower");

WHEREAS, Pursuant to an Assignment Agreement dated January 23, 2012 between Seller and Orix, the Loans and the Loan Documents were assigned from Orix to Seller; and

WHEREAS, Seller now desires to sell to Buyer, and Buyer desires to purchase from Seller the Assigned Interest (as defined herein).

NOW THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

I.            Definitions.

A.           Assigned Interest: Any and all rights, claims (including "claims" within the meaning of Section 101(5) of the Bankruptcy Code) and causes of action of Seller against the Borrower or Orix and any other person or entity that arise under, from, in, to or in connection with the Loans or the Loan Documents including without limitation: (i) all principal of and interest (whether heretofore or hereafter accrued) on the Loans and all other amounts paid or payable to Seller from time to time under the Loan Documents from and after the Effective Date (as defined herein); (ii) any and all payments and property received by or distributions to Seller and/or Orix from and after the Effective Date (whether for principal, accrued and unpaid interest, fees or otherwise); (iii) all collateral and security of any kind for or in respect of the foregoing as provided for in the Loan Documents and applicable law; (iv) warrants to purchase Class A Preferred Units together with any registration rights and (v) all proceeds of any kind of the foregoing.

B.           Assumed Obligations: The obligations of Seller under the Loan Documents, including but not limited to the documents and filings listed on Schedule A attached hereto, in respect of the Assigned Interest solely and to the extent arising on and after the Effective Time (as defined herein).

C.           Loan Documents: The Loan Agreement and all other documents and agreements under which the Assigned Interest or any part thereof has been created and all material documents and agreements relating thereto, and all amendments, waivers and consents thereto.

D.           Person: Any person, entity, regulatory body or governmental authority.

E.           Proceeds: All proceeds of any kind of the Assigned Interest.

F.           Retained Obligations: The obligations of Seller under the Loan Documents, including but not limited to the documents and filings listed on Schedule A annexed hereto, in respect of the Assigned Interest solely and to the extent arising before the Effective Time.

II.           Assignment and Payment.

A.           Assignment. Effective upon receipt of the Purchase Price (the "Effective Time"), Seller hereby irrevocably sells, transfers, assigns, grants and conveys the Assigned Interest to Buyer; and the Buyer hereby assumes the Assumed Obligations; and Buyer from the Effective Time shall be entitled to collect and receive the Assigned Interest and all Proceeds and to exercise and enforce all rights with respect to the Assigned Interest.

B.           Payment. In consideration of the sale and assignment of the Assigned Interest, Buyer shall pay to Seller (in immediately available funds by wire transfer to the account set forth on Schedule B attached hereto) the purchase price equal to Nine Hundred Twenty Five Thousand Dollars ($925,000.00) (the "Purchase Price") on or before close of business on June 27, 2012 with time being of the essence with respect thereto.

III.          Seller's Representations. Seller hereby represents and warrants to Buyer and its successors and assigns as of the Effective Time that:

A.           Seller has full power and authority to assign the Assigned Interest and to enter into and perform this Agreement, and such assignment and this Agreement have been duly authorized, are legal, valid and binding and enforceable against Seller, and are not in contravention of any law, order or agreement by which Seller is bound.

B.           Seller has made no prior assignment, hypothecation, pledge, conveyance, participation or other sale or transfer of the Assigned Interest or of any interest therein. Seller is the sole legal and beneficial owner of the Assigned Interest and has good title thereto, free and clear of all liens, claims and encumbrances of any kind.

C.           Seller has not exercised or waived any rights in connection the Warrant to Purchase Class A Preferred Units.

D.           No consents, notices, filings, approvals or authorizations are required to be made to or with or received from any person, entity, or governmental body for the sale hereunder and consummation of the transactions contemplated by this Agreement.

E.           Seller is a sophisticated seller with respect to the Assigned Interest, has adequate information concerning the business and financial condition of the Borrower to make an informed decision regarding the Assigned Interest, and has independently, without reliance on the Buyer and based on such information as it deemed appropriate, made its own analysis and decision to enter into this Agreement.

IV.         Buyer's Representations. Buyer hereby represents and warrants to Seller and its successors and assigns, that:

A.           Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has obtained all consents and approvals, and, to the best of its knowledge, made all registrations required in connection herewith.

B.           This Agreement and any documents to be executed and delivered in connection herewith have been duly authorized by Buyer, are valid and enforceable against Buyer in accordance with their terms and are not in contravention of any law, rule, regulation or agreement by which Buyer is bound.

C.           Buyer has made such examination, review and investigation of facts and circumstances necessary to evaluate the Assigned Interest as it has deemed necessary or appropriate.

D.           Buyer has made its credit determination and analysis based upon such information as Buyer deems sufficient to enter into this Agreement and not based on any statements or representations by Seller except as expressly set forth herein.

E.           The sale of the Assigned Interest hereunder is made without recourse, representation or warranty of any kind, except as expressly set forth in this Agreement.

F.           Buyer is a sophisticated buyer with respect to the Assigned Interest, has adequate information concerning the business and financial condition of the Borrower to make an informed decision regarding the Assigned Interest, and has independently, without reliance upon the Seller and based on such information as it deemed appropriate, made its own analysis and decision to enter into this Agreement, Buyer acknowledges that Seller has advised Buyer that Borrower is in default under the Loan Documents and the Loans are due and owing.

V.          Acknowledgments. The Parties acknowledge, represent and warrant to each other that neither Party has made any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and the assignment and transfer of the Assigned Interest by Seller to Buyer is irrevocable.

VI.         Payment and Delivery by Seller. Subject to the occurrence of the Effective Time, Seller agrees to use commercially reasonable efforts to have all Proceeds paid or delivered after the Effective Time to be paid or delivered directly to Buyer; in the event that Seller nevertheless receives any Proceeds after the Effective Time: (a) Seller agrees to accept the same on behalf of Buyer, and to pay or deliver the same within two (2) business day to Buyer in the same form received, with the endorsement of Seller, without cost to Buyer, recourse or deduction in any manner, when necessary or appropriate; and (b) Seller shall have no legal, equitable or beneficial interest in such Proceeds.

VII.        Indemnities.

A.           Seller agrees to indemnify, defend and hold Buyer and its officers, directors, employees, agents, partners and controlling persons and their successors, assigns (collectively, the "Buyer Indemnitees") harmless from and against any and all expenses, losses, claims, damages and liabilities which are incurred by or threatened against the Buyer Indemnitees or any of them, including without limitation attorneys' fees and expenses, caused by, or in any way resulting from or relating to: (i) Seller's breach of any of the representations, warranties, covenants or agreements of Seller set forth in this Agreement and (ii) the Retained Obligations.

B.           Buyer agrees to indemnify, defend and hold each of the Seller and its officers, directors, employees, agents, partners and controlling persons (collectively, the "Seller Indemnitees") harmless from and against any and all expenses, losses, claims, damages and liabilities which are incurred by or threatened against the Seller Indemnitees or any of them, including without limitation reasonable attorneys' fees and expenses, caused by, or in any way resulting from or relating to: (i) Buyer's breach of any of the representations, warranties, covenants or agreement of Buyer set forth in this Agreement and (ii) the Assumed Obligations.

VIII.      Costs and Fees. Except as otherwise expressly provided for herein, each Party shall bear its own costs and expenses, including but not limited to attorneys' fees and expenses, in connection with the closing of the transactions contemplated hereby.

IX.        Filings and Further Assurances. Each of the Parties hereto agrees, at its own cost and expense, to execute and deliver, or to cause to be executed and delivered, all such instruments (including all necessary endorsements) and to take all such action as the other Party may reasonably request in order to (i) effectuate the intent and purposes of, and to carry out the terms of this Agreement, and (ii) further effect the transfer of legal, beneficial and record ownership of the Assigned Interest to Buyer.

X.           Integration. This Agreement constitutes the complete agreement of the Parties with respect to the subject matters referred to herein and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature whatsoever with respect thereto, all of which have become merged and finally integrated into this Agreement. This Agreement cannot be amended, modified or supplemented except by an instrument in writing executed by both Parties.

XI.          Notices, Payments and Deliveries. Notices shall be given by certified or registered mail or personally or by courier at the addresses set forth on Schedule B attached hereto. Payments and deliveries of Proceeds shall be made as set forth on Schedule B.

XII.         Miscellaneous. The terms of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. All representations and warranties made herein shall survive the execution and delivery of this Agreement. This Agreement may be executed in counterparts or by facsimile signature, each of which when so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws provisions thereof. Each party to this Agreement hereby irrevocably consents to the jurisdiction of the United States Court for the Southern District of New York and the Supreme Court of the State of New York, County of New York in any action to enforce, interpret or construe any provision of this Agreement or of any other agreement or document delivered in connection with this Agreement, and also hereby irrevocably waives any defense of improper venue, forum non conveniens or lack of personal jurisdiction to any such action brought in those courts. Each Party further irrevocably agrees that any action to enforce, interpret or construe any provision of this Agreement will be brought only in one of those courts.

-SIGNATURE PAGES TO FOLLOW-

IN WITNESS WHEREOF, the undersigned have executed and delivered this Loan Assignment Agreement as of the date first stated above.

XL FASHIONS, INC.

By:	s/Ruben Azrak
Name:	Ruben Azrak
Title:	CEO

SEACOAST HOLDINGS (EFASHION), INC.

By:	s/Eben Moulton
Name:	Eben Moulton
Title:	Partner

SCHEDULE A

List of Loan Documents

1.           Loan and Security Agreement between ORIX Venture Finance LLC and eFashion Solutions, LLC dated April 18, 2008

2.           Schedule to Loan Agreement

3.           Authorization to File UCC-1 Financing Statement executed by Borrower dated March 27, 2008

4.           Warrant to Purchase Class A Preferred Units issued by Borrower to ORIX

5.           Certified Resolution and Incumbency Certificate of Borrower

6.           Disbursement Instructions from Borrower to ORIX

7.           Confirmation re closing Documents executed by Borrower

8.           Representations and Warranties of Borrower dated February 26, 2008

9.           Control Agreement among Borrower, ORIX and Morgan Stanley

10.         Letter of instruction form ORIX to Morgan Stanley

11.         Payment Agreement executed by UPS Capital Business Credit in favor of borrower and ORIX

12.         Amendment to Registration Rights Agreement among Borrower, ORIX, and the other parties thereto

13.         Landlord Agreement executed by 80-90 Enterprise A venue Associates, LLC with respect to premises located at 80 enterprise Avenue south, Secaucus, New Jersey 07094

14.         Legal Opinion of Olender Feldman LLP to ORIX

15.         Insurance-Lender's Loss Payee Endorsement

16.         Amendment to Loan Documents dated March 9, 2009, April 1, 2010, December 30, 2010, April 21, 2011 and June 14,2011.

17.         Debt Subordination Agreement dated December___, 2010 with ABS Capital Partners V, L.P.

18.         Side Letter dated June 14, 2011 with ABS Capital

19.         UCC-1 Financing Statement Filed in the office of the NJ Secretary of State

20.         Letter to Wachovia Bank, dated January 13, 2012 regarding wiring of funds

21.         Letter to Wachovia Bank, dated January 12,2012 regarding Notice

22.         Letter to Morgan Stanley, dated January 12, 2012 regarding notice of control

23.         Letter to Morgan Stanley, dated January 12, 2012 regarding no longer acting on Borrower's instruction

24.         Assignment Agreement dated January 23, 2012 between ORIX and XL Fashions Inc.

SCHEDULE B

Notice, Payment and Delivery Instructions

To Seller:

Notices:

XL Fashions Inc.

1384 Broadway, 17th Floor

New York, New York 10018

Attention:       Chief Executive Officer

With a copy to:

XL Fashions Inc.

1384 Broadway, 17th Floor

New York, New York 10018

Attention:        Legal Department – General Counsel

Payments:

Bank Name:	Gotham Bank
City/State:	New York, New York
ABA#:	026010605
Account Name:	XLFashions, Inc.
Account Number:	004068785
Re:	eFashion

To Buyer:

Notices:

SEACOAST HOLDINGS (EFASHION), INC.

55 Ferncrof Road, Suite 110

Danvers, Massachussets 01923

Attention: Thomas W. Gorman

Telephone: 978-750-1311

Email: tgorman@seacoastcapital.com

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